EXHIBIT 10.23
FINAL VERSION
SALE AND PURCHASE AGREEMENT
     Sale and Purchase Agreement (this “Agreement”), dated this 11th day of July, 2006, by and between Wireless Ronin Technologies, Inc., a Minnesota corporation, with offices located at 14700 Martin Drive, Eden Prairie, MN 55344 (“WRT”), and Sealy Corporation, a Delaware corporation, with offices located at One Office Parkway at Sealy Drive, Trinity, NC 27370 (“Sealy”).
WITNESSETH:
     WHEREAS, WRT has developed the SealyTouch™ System (the “System”), consisting of (i) all of WRT’s programs, software, databases, media devices, user materials provided to Sealy, and all other intellectual property needed to make the System fully operational, including, without limitation, all revisions, updates, corrections, and improvements thereto, now and hereafter existing (the “WRT Technology”) and (ii) a computerized touch screen or interactive display center, related hardware and software purchased by WRT from third party manufacturers according to WRT’s specifications, and all parts and supplies needed to make the System fully operational (collectively the “Equipment”), all as more fully described in Exhibit A hereto;
     WHEREAS, the Systems are designed as a marketing platform to be installed at locations (“Installation Sites”) of retailers (“Retailers”) chosen by Sealy and used by the Retailers’ customers (“Customers”) in shopping for, selecting and purchasing mattresses, box springs, and other bedding products of Sealy and its subsidiaries;
     WHEREAS, Sealy desires to purchase (as used herein, “purchase” means to buy the Equipment and license use of the WRT Technology) Systems from WRT for use in Beta Tests (as defined below);
     WHEREAS, assuming that (i) Sealy is satisfied with the results of the Beta Tests, (ii) Sealy and WRT have executed a SealyTouch™ Master Service Agreement in accordance with Section 5 below (the “Master Service Agreement”) pursuant to which, for a separate fee, WRT shall install, test, maintain, repair, update, and otherwise service all of the Systems purchased by Sealy and keep them in good working order and provide insurance claim, warranty claim and such other services as are specified therein, (iii) Sealy, WRT and Richardson Electronics, Ltd. have executed the Backup Service Agreement in accordance with Section 5 below, and (iv) Sealy has accepted and become a beneficiary of WRT’s Master Preferred Escrow Agreement with Iron Mountain (the “Master Preferred Escrow Agreement”) relating to WRT’s Technology in accordance with Section 5 below, Sealy desires to purchase additional Systems from WRT in an amount to be determined by Sealy in its sole discretion, but estimated to be up to 3,000 units, all upon the terms and conditions set forth herein; and
     WHEREAS, WRT desires to sell (as used herein, “sell” means to sell the Equipment and license the use of the WRT Technology) Systems to Sealy for use in the Beta Tests, to cooperate with Sealy and Winmark Capital Corporation (“Winmark”) if Sealy decides to utilize Winmark in connection with this transaction to finance and/or manage Sealy’s purchase and use of

Systems through a lease, to execute and provide Sealy with the services specified in the Master Service Agreement, to execute the Backup Service Agreement, to make Sealy a beneficiary of its Master Preferred Escrow Agreement, and to sell additional Systems to Sealy, all upon the terms and conditions set forth herein.
     NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
SECTION 1
PURCHASE AND SALE OF SYSTEMS; LICENSE OF WRT TECHNOLOGY
     1.1 General. Subject to the terms and conditions hereof, Sealy agrees to purchase Systems from WRT, and WRT agrees to sell Systems to Sealy.
     1.2 Purchase and Sale of Systems for Beta Test. Pursuant to the purchase order attached hereto as Exhibit B, Sealy has purchased from WRT, and WRT has sold to Sealy, 50 Systems, many of which have been installed at Installation Sites designated by Sealy and used in a Beta Test. Sealy intends to conduct a further Beta Test and for that purpose may purchase and have installed additional Systems. Sealy shall complete its Beta Tests of the Systems on or before September 30, 2006 or such other date as the parties may agree.
     1.3 Purchase and Sale of Additional Systems beyond the Beta Test. Assuming that (i) Sealy is satisfied with the results of the Beta Tests, (ii) Sealy and WRT have executed a Master Service Agreement pursuant to which, for a separate fee, WRT will install, test, maintain, repair, update, and otherwise service the Systems and keep them in good working order and provide insurance claim, warranty claim and such other services as are specified therein, and (iii) Sealy has accepted and become a beneficiary of WRT’s Master Preferred Escrow Agreement with Iron Mountain relating to WRT’s Technology, Sealy shall purchase from WRT, and WRT shall sell to Sealy, additional Systems to be installed at Installation Sites in the United States, Canada and Mexico (the “Territory”). Subject to the provisions of Section 1.4 below, the number of such additional Systems purchased by Sealy from WRT and their Installation Sites shall be determined by Sealy in its sole discretion; provided, however, that every purchase order placed by Sealy and filled by WRT shall be for a minimum of 50 additional Systems.
     1.4 Purchase Estimates. Not less than 20 days prior to the beginning of each calendar quarter, Sealy will provide WRT with a written quarterly System purchase estimate for the upcoming 3 month period (the “Estimate”). Sealy may in its sole discretion amend an Estimate at any time by providing written notice of same to WRT. An Estimate or amended Estimate shall not obligate Sealy to purchase any particular volume of Systems, shall not in any way be construed by WRT as a promise or guaranty by Sealy to purchase any volume of Systems, and shall not be relied upon by WRT in deciding to incur any costs in connection with this Agreement. Subject to Section 3.2 below, Sealy may purchase fewer or more Systems during a quarter than predicted in the Estimate or amended Estimate for said quarter without any liability to WRT beyond that specified in this Agreement.

     1.5 Purchase Orders. Any purchase order delivered by Sealy will incorporate the terms and conditions of this Agreement and the Master Service Agreement, and all additional or different terms in any purchase order delivered by Sealy will not be part of the agreement between the parties unless agreed to in writing by WRT. Each purchase order placed by Sealy in accordance with the terms of this Agreement shall be accepted by WRT.
     1.6 Designation of Installation Sites. With every purchase order that Sealy places with WRT, whether for Systems to be used in the Beta Test or for additional Systems, Sealy shall designate to WRT the Installation Site for each System ordered.
     1.7 License of WRT Technology. Subject to the provisions of this Agreement, WRT grants to Sealy and Sealy accepts, effective upon completion of the delivery and installation of each System, a limited, personal, nonexclusive, nontransferable, nonassignable, irrevocable, non-royalty bearing Object Code license to use WRT Technology. “Object Code” shall mean the binary machine-readable version of WRT Technology. Sealy’s rights in the WRT Technology pursuant to such license are expressly limited to the use of the WRT Technology by Sealy at Installation Sites in the Territory in connection with the Equipment. Sealy shall not assign, transfer, or sublicense the WRT Technology without the prior written consent of WRT; provided, however, that Retailers and Customers are free to use WRT Technology as part of the Systems at Installation Sites.
     1.8 Limited Exclusivity. During the term of this Agreement and so long as Sealy shall have ordered and provided WRT with an Installation Schedule for either (i) 250 Systems per calendar quarter beginning with the quarter ending December 31, 2006, or (ii) a total of 2,000 Systems deliverable during the term of this Agreement in quantities of at least 250 Systems per calendar quarter, commencing with the quarter ending December 31, 2006, WRT agrees not to furnish the WRT Technology to any other Bedding Manufacturer or Bedding Retailer in the Territory. The requirements for the limited exclusivity for the term of this Agreement shall be deemed met if Sealy has met the conditions of clause (i) or (ii) of the preceding sentence. During the term of this Agreement, Sealy agrees to use only WRT as its vendor for interactive touch screen display technology; provided, that at such time as the requirements for limited exclusivity above are not met and WRT shall have thereafter furnished WRT Technology to any other Bedding Manufacturer or Bedding Retailer in the Territory, Sealy shall not be bound by the limited exclusivity obligations of this Section 1.8. For purposes of this Agreement, “Bedding Manufacturer” or “Bedding Retailer” shall be any manufacturer or stand alone retailer of beds or futons, whether conventional innerspring products or specialty foam or air products, or any other product that is used or marketed for a person to sleep upon. A Bedding Manufacturer or Bedding Retailer shall not include a mass retailer that sells bedding in addition to other retail consumer merchandise.
     1.9 Reverse Engineering. Sealy shall not translate, reverse engineer, decompile, recompile, update, or modify all or any part of the WRT Technology or merge the WRT Technology into any other software.
     1.10 No Licenses. Except as explicitly provided in Section 1.7 of this Agreement, no license under any patents, copyrights, trademarks, trade secrets, or any other intellectual property rights, express or implied, are granted by WRT to Sealy under this Agreement.

     1.11 Corruption Protection. WRT will equip the WRT Technology licensed to Sealy with protection against viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm any software, hardware or data (collectively “Corruptions”), and will periodically provide any updates to such protection for the Systems sold to Sealy.
SECTION 2
UNIT PRICE; ADJUSTMENT OF UNIT PRICE; PAYMENT TERMS; TAXES
     2.1 Unit Price. The purchase price for each System (the “Unit Price”) shall be set forth in Schedule 2.1 hereto, shall become effective upon said Schedule 2.1 being dated and signed by both Sealy and WRT, and shall remain effective until replaced by a new dated and signed Schedule 2.1 setting forth an adjusted Unit Price pursuant to Section 2.2 below. The Unit Price shall include the purchase price for the Equipment, the license fee for the WRT Technology, and all charges for packing, loading, transporting, unloading, installing and testing the System at the Installation Site and for insurance on the System pursuant to Section 4.2 below. Sealy shall not be liable to WRT for any additional price, fee or charge beyond the Unit Price for the purchase and installation of each System. The Unit Price shall not include the separate fee that Sealy agrees to pay WRT for post-sale services relating to the Equipment pursuant to the Master Service Agreement. The Unit Price shall not include the amounts that Sealy agrees to reimburse to WRT for payment of certain taxes pursuant to Section 2.4 below.
     2.2 Quarterly Pricing, Annual Review and Adjustment of Unit Price.
     2.2.1 Quarterly Pricing. The Unit Price shall be subject to adjustment unilaterally by WRT at the end of each calendar quarter, beginning with the calendar quarter ending December 31, 2006 (each such date, an “Adjustment Date”) based on WRT’s costs for all hardware (including without limitation hard drive and flat screen components) (“Components”) of the Unit. If the cost of the Unit is more than five percent (5%) below or five percent (5%) above the current cost of the Unit due to the price movement of the Components, WRT shall provide Sealy with a price change notice and all purchase orders dated after the date of the Price Change Notice shall be seventy-five percent (75%) of the documented price change in either direction. As an example, if the Component costs lower the Unit cost by ten percent (10%), then WRT shall lower for Sealy the Unit Price by 7.5%, thereby rewarding WRT 2.5% of the price savings.
     2.2.2 Annual Review. Upon either parties’ request, the parties shall cause Larson, Allen, Weishar & Co., LLP, or such other professional firm as the parties mutually agree (in either case, the “Analyst”), to prepare and deliver to each of WRT and Sealy within 30 days of any request a detailed written analysis showing all of WRT’s outside vendor costs for the Components incurred during the Review Period (the “Review Period”) ending with the month that immediately precedes the month of the request date and calculating the per unit cost (the “Per Unit Cost”) for that Review Period. Upon request by either party, the Analyst shall explain the analysis and identify the documents and information relied upon for the analysis. WRT shall make all relevant data in its custody, possession or control available to the Analyst. If the Per Unit Cost for that

Adjustment Period is more than five percent (5%) less than the Per Unit Cost charged by WRT, then Sealy shall receive a retroactive price decrease for that Review Period for the entire amount of the savings and pay the new Per Unit Price going forward as determined by the Analyst. If the Unit Cost is higher, then Sealy shall pay 75% of the documented price increase based on the Component cost increases. The party requesting the Annual Review shall be responsible for the costs of the review unless a price change favorable to that party is determined by the Analyst. The foregoing notwithstanding, there shall be no adjustment to the Unit Price, whether increase or decrease, unless the change in the Per Unit Cost is 5% or greater.
     2.3 Payment Terms. Sealy shall pay the Unit Price for each System that it purchases from WRT in three equal installments. Sealy shall pay the first equal installment when it places its purchase order for the System with WRT. Sealy shall pay the second equal installment within thirty (30) days after receipt from WRT of an invoice for the sale and written evidence (e.g., delivery ticket signed by Retailer) that the System has been delivered to the proper Installation Site. Sealy shall pay the third equal installment within thirty (30) days after the System has been installed, tested, and accepted by Sealy in accordance with Section 3.4 below. One sixth (1/6th) of the final payment (or 5.5% of the total Unit Price) shall be deposited into an escrow account pursuant to an Escrow Agreement between WRT, Sealy and the Escrow Agent thereunder (the “Escrow Agreement”) from which the Escrow Agent shall then distribute the proceeds of this account to WRT in twelve monthly installments from the date it is deposited as long as Sealy does not file an objection with the Escrow Agent. Upon the receipt of an objection, the Escrow Agent shall immediately cease distribution of the escrow funds, until a notice has been filed by Sealy that such objection has been resolved. An objection must be detailed and be related to the functioning of the Systems themselves or the installation of the Systems, but does not have to refer or relate to the particular Systems for which the Deposit is part of the third installment payment. An objection must be reasonably related to a request to withhold escrow distribution (i.e. must represent damages or a remedy to Sealy and in the event of an arbitration as set out below shall represent one source of funds for Sealy if its is determined that WRT has breached this Agreement or the Master Service Agreement). To the degree the parties disagree about any objection, they shall promptly meet to resolve the dispute pursuant to the dispute resolution terms below. The escrow funds may be invested in any reasonable manner (as long as a commercially independent investment vehicle) as determined by WRT with prior approval by Sealy, such approval shall not be unreasonably withheld or delayed. All profits or losses from the escrow account shall be accrued or borne solely by WRT. The parties agree that a Deposit in the Escrow Agreement shall not be required on any purchase of fewer than ten (10) units and will not apply to the purchase of the twelve (12) additional units envisioned for the extended beta in July or August 2006.
     2.4 Taxes. Sealy shall be responsible for and pay all fees, expenses, charges, costs and taxes payable for the sale of Systems to Sealy, the sale of Equipment to Sealy, and the license of WRT Technology to Sealy, including but not limited to sales, use, excise, value-added and other taxes and duties (collectively, “Taxes”). WRT’s invoices shall separately state the amount of any Taxes WRT is collecting from Sealy, to the extent applicable. The parties agree to cooperate in collecting Taxes and filing when due all returns in respect of any Taxes. If Sealy is exempt from payment of Taxes, it shall provide WRT with a valid exemption certificate evidencing tax-exempt status prior to delivery of any Systems hereunder. Sealy shall indemnify WRT for all Taxes paid by WRT and any other costs and expenses related thereto, including attorney’s fees. The parties agree that if Sealy leases through Winmark or other leasing agent, such agent may be responsible for Taxes, but in no event shall WRT be responsible for such Taxes.
SECTION 3
SITE PREPARATION; DELIVERY; INSTALLATION; ACCEPTANCE
     3.1 Site Preparation. Sealy shall be responsible for assuring that each Installation Site is properly prepared for installation and operation of the System in accordance with the procedures set forth on Schedule 3.1 hereto. Should WRT determine that any Installation Site has not been properly prepared for installation and operation of the System, WRT shall promptly notify Sealy and the Retailer so that remedial steps may be taken to correct the problem with the site and permit installation and operation with minimal delay. WRT shall not be responsible for paying or reimbursing the costs, if any, associated with proper site preparation. Sealy shall promptly reimburse WRT for any costs incurred by WRT in connection with any improper site preparation following receipt from WRT of a written statement showing the nature and dollar amount of each such cost, how it was calculated, and what was improper about the site preparation that caused WRT to incur the cost. WRT shall not be responsible for providing, or otherwise bearing the costs of, communications facilities for the Systems for the purposes of remote access and support by WRT.
     3.2 Delivery. WRT shall have each System available for shipping to its proper Installation Site within 12 weeks after receiving the relevant purchase order from Sealy, or within such other time period as the parties may agree. The Unit Price is a delivered and installed price. All packing, loading, freight, transportation, unloading and similar charges for delivery of Systems to Installation Sites are to be paid or incurred by WRT. Sealy shall have no responsibility for paying or reimbursing WRT for such charges other than as a component of the Unit Price.
     3.3 Installation. Within 6 weeks after providing a purchase order to WRT, Sealy shall provide to WRT a written schedule (the “Installation Schedule”) setting forth the Installation Date and Installation Site for each of the ordered Systems. Within 3 weeks of receiving the Installation Schedule from Sealy, WRT shall provide to Sealy and to each affected Retailer written notice of the final Installation Schedule either as proposed by Sealy or as modified by the mutual agreement of Sealy and WRT. WRT shall provide complete installation of each System at its proper Installation Site and on the date set forth in the final Installation Schedule. The Unit Price is a delivered and installed price. All rigging, labor, supplies, parts, and other costs associated with installing Systems are to be paid or incurred by WRT. Sealy shall have no responsibility for paying or reimbursing WRT for such charges other than as a component of the Unit Price.
     3.4 Acceptance of System by Sealy. Following installation of each System, WRT shall test the System to assure that it is fully operational. The test shall be conducted in the presence of Sealy or its representative (for this purpose, Sealy’s representative may be the Retailer at whose retail location the System has been installed). If the test reveals problems with the System that can be remedied on site, WRT shall fix problems and make the System fully operational. Once WRT has tested an installed System and concluded that it is fully operational, WRT shall certify in writing to Sealy that it is ready for acceptance. Sealy shall certify in writing its acceptance of each System that WRT has delivered, installed, tested, and made fully operational at the proper Installation Site. Sealy shall notify WRT of any System that Sealy rejects, including the reason or reasons for rejection. Sealy and WRT shall attempt to resolve in good faith any disagreement they might have over whether a System merits acceptance. WRT shall promptly de-install and remove from the Installation Site any System that Sealy has rejected and shall do so at no cost or expense to Sealy. Further, Sealy shall be entitled to credit or offset the installment payments it has made on any rejected System that has not been cured or remedied to Sealy’s satisfaction against its payment obligations to WRT under this Agreement or the Master Service Agreement.
SECTION 4
LOSS OR DAMAGE; INSURANCE; RELOCATING SYSTEMS
     4.1 Loss or Damage. WRT shall assume and bear the risk of loss, theft, or damage to each System from any and every cause whatsoever, whether or not covered by insurance, that occurs prior to delivery of the System to its proper Installation Site. WRT shall not assume or bear any of the risk of loss, theft, or damage to any System that occurs after the System has been delivered to the proper Installation Site, except and to the extent caused by WRT while installing, testing, repairing, or servicing the System under the Master Service Agreement.
     4.2 Insurance. WRT shall, at its expense, purchase and maintain goods in transit insurance, including theft, loss, accidental damage, liability caused during transit and damages for any delay in delivery, in such amounts and with such limits as Sealy may require (which is $1,000,000 per occurrence and $2,000,000 in the aggregate), and naming Sealy as an additional insured. All such insurance shall provide for thirty (30) days prior written notice to Sealy of cancellation, restriction, or reduction of coverage. WRT agrees to obtain this insurance from an insurance company which is at least “A” rated by A.M. Best.
     4.3 Relocating Systems. Upon written request by Sealy, WRT shall relocate a System from one Installation Site to another, including de-installing, packing, loading, transporting, unloading, unpacking, re-installing, testing and making the System operational at the new Installation Site. For these services, WRT shall be entitled to a fee (the “Relocation Fee”) in the amount set forth on Schedule 2.1. Sealy shall pay the Relocation Fee to WRT within thirty (30) days after the System has been relocated and is operational at the new Installation Site.
SECTION 5
ANCILLARY AGREEMENTS
     5.1 Ancillary Agreements. Within 90 days after the execution of this Agreement, WRT and Sealy shall execute and deliver (i) the Master Service Agreement, (ii) the Master Preferred Escrow Agreement, (iii) the Escrow Agreement and (iv) the Backup Service

Agreement (the “Ancillary Agreements”); provided, that WRT and Sealy shall in any event execute and deliver the Escrow Agreement after the completion of the Beta Test and prior to the purchase and sale of additional Systems as contemplated by Section 1.3.
SECTION 6
PROPRIETARY PROTECTION OF WRT TECHNOLOGY
     6.1 Reservation of Title. All right, title and interest in and to WRT Technology, including all modifications, enhancements and derivatives thereof, and all deliverables and know-how and proprietary rights, including patents, patent applications and copyrights and trade secrets relating to WRT Technology will remain with WRT or its suppliers, as applicable. It is intended that Sealy have no ownership rights in any WRT Technology other than ownership of tangible media in which WRT Technology is expressed, in connection with the operation of the Systems at the Installation Sites. This Agreement does not effect any transfer of title in the WRT Technology, or any materials furnished or produced in connection therewith, including drawings, diagrams, specifications, input formats, source code, and user manuals. Sealy acknowledges that the WRT Technology (and all materials furnished or produced in connection with the WRT Technology), including, without limitation, the design, programming techniques, flow charts, source code, and input data formats, contain trade secrets of WRT, entrusted by WRT to Sealy under this Agreement for use only in the manner expressly permitted hereby. Sealy further acknowledges that WRT claims and reserves all rights and benefits afforded under federal law in the WRT Technology as copyrighted works.
     6.2 Confidentiality. This Agreement, the Ancillary Agreements, and the development efforts of the parties are not deemed to establish a confidential relationship between the parties and all information and documentation exchanged between them, other than Proprietary Information (as hereinafter defined) will be received and treated by the receiving party on a non-confidential and unrestricted basis, subject to restrictions imposed by patent, copyright and trade secret laws. Subject to Section 6.4, each party agrees that for a period of three years from the termination or expiration of this Agreement, without the prior written consent of the other party regarding a specific contemplated transaction: (a) a party will not disclose Proprietary Information of the other party; (b) except as provided herein, limit dissemination of the other party’s Proprietary Information to only those of the receiving party’s officers, directors and employees who require access thereto to perform their functions regarding the purposes of this Agreement and the Ancillary Agreements; and (c) not to use Proprietary Information of the other party except for the purposes of this Agreement and the Ancillary Agreements, which purposes shall include disclosure to subcontractors and sources of supply. “Proprietary Information” as used herein means all or any portion of: (i) WRT Technology; (ii) written, recorded, graphical or other information in tangible form disclosed during the term of this Agreement, by one party to the other party, which is labeled “proprietary,” “confidential,” or with similar legend denoting the proprietary interest therein of the disclosing party; (iii) oral information disclosed by one party to the other party to the extent identified as “proprietary” or “confidential” at the time of oral disclosure, and confirmed in written or other tangible form within thirty (30) days following oral disclosure, or with similar written evidence denoting the proprietary interest of the disclosing party; and (iv) models, test software, beta versions and sample products identified at the time of disclosure as being proprietary to the disclosing party; provided, however, that Proprietary Information shall not include any data or information that is: (A) in the possession of the receiving party prior to its disclosure by the disclosing party and not subject to other restrictions on disclosure; (B) independently developed by the receiving party; (C) publicly disclosed by the disclosing party; (D) rightfully received by the receiving party from a third party without restrictions on disclosure; (E) approved by unrestricted release or disclosure by the disclosing party; or (F) produced or disclosed pursuant to applicable law, regulation, subpoena, or court order, provided that the receiving party has given the disclosing party prompt notice of such request so that the disclosing party has an opportunity to defend, limit or protect such production or disclosure.
     Notwithstanding any other provision of this Agreement, WRT shall have the right to disclose this Agreement and its terms to its investors and in connection with any filings and disclosures required to be made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, and any related state securities filings.
     6.3 Restrictions on Use of WRT Technology. Neither the WRT Technology nor any materials provided to Sealy in connection with the WRT Technology may be copied, reprinted, transcribed, or reproduced, in whole or in part, without the prior written consent of WRT. Sealy shall not in any way modify or enhance the WRT Technology, or any materials furnished or produced in connection therewith, without the prior written consent of WRT.
     6.4 Duration of Duties and Return of WRT Technology. The duties and obligations of Sealy hereunder shall remain in full force and effect for so long as Sealy continues to control, possess, or use any System. Sealy shall promptly return to WRT all tangible WRT Technology, together with all materials furnished or produced in connection therewith by WRT, upon (1) termination of Sealy’s license to use the WRT Technology or (2) abandonment or sale by Sealy of all Systems or all Equipment used in all Systems.
SECTION 7
REPRESENTATIONS, WARRANTIES AND LIMITATIONS
     7.1 WRT Technology. WRT represents and warrants that it has the lawful right to grant the license to Sealy of the WRT Technology as provided herein. WRT represents and warrants that the WRT Technology will perform its intended functions as part of the Systems in accordance with the specifications set forth on Exhibit A hereto. WRT further represents and warrants that when a System is first installed at an Installation Site, the WRT Technology incorporated therein will be free of all Corruptions. WRT does not represent or warrant that the WRT Technology will remain free of Corruptions after being installed at an Installation Site or that the WRT Technology will operate uninterrupted or error free.
     7.2 Equipment. WRT represents and warrants that the Equipment has been integrated with the Systems delivered hereunder in accordance with the specifications set forth on Exhibit A hereto. WRT does not represent or warrant that the Equipment will be free of manufacturing defects or that the Equipment will be manufactured in accordance with the specifications provided by WRT to the manufacturers or that the Equipment will operate uninterrupted or error free; provided, however, that this sentence shall not affect WRT’s obligations under the Master Service Agreement to repair, service and maintain the Systems. Claims against the Equipment manufacturers under their warranties will be handled pursuant to the Master Service Agreement.
     7.3 Systems. WRT represents and warrants that the Systems conform to the specifications set forth on Exhibit A hereto. WRT does not represent or warrant that the Systems installed at the Installation Sites will operate uninterrupted or error free; provided, however, that this sentence shall not affect WRT’s obligations under the Master Service Agreement to repair, service, and maintain the Systems.
     7.4 Remedy for WRT Technology Defect or Non-Conformity. WRT’s sole and exclusive responsibility, and Sealy’s sole and exclusive remedy, for any defect or non-conformity in the WRT Technology incorporated into a System shall be for WRT to promptly correct or replace, at no additional charge to Sealy, the defective or non-conforming WRT Technology so that the System is restored and fully operational; provided, however, that if WRT fails to correct or replace defective or non-conforming WRT Technology in a System within 30 days after WRT receives notice of same, Sealy may elect to have the defect or non-conformity corrected or replaced by a third party contractor and the expense thereof may be credited or offset by Sealy against any payment obligation is owes to WRT under this Agreement or the Ancillary Agreements.
     7.5 Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 7, WRT MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SYSTEMS, THE WRT TECHNOLOGY, AND THE EQUIPMENT OR THEIR CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE BY SEALY. WRT FURNISHES THE ABOVE WARRANTIES IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     7.6 Voiding of Representations and Warranties. Any and all representations and warranties by WRT with respect to the WRT Technology, the Equipment and Systems shall be void as to a claimed defect or non-conformity caused by or related to any of the following actions taken without WRT’s prior consent or approval: (1) any alterations or modifications made to any WRT Technology, the Equipment or Systems by Sealy, it representatives or agents; (2) any use of the WRT Technology, Equipment, or Systems other than in the operating environment specified in the technical specifications provided to Sealy by WRT; or (3) the negligence or willful misconduct of Sealy or any Retailer, or any of their respective representatives, agents or Customers.
SECTION 8
DEFAULT
     8.1 Events of Default. Any of the following shall constitute an “Event of Default” under this Agreement:

     8.1.1 WRT’s failure during the term of this Agreement to keep on deposit for the benefit of Sealy the Deposit Materials as required by the Master Preferred Escrow Agreement;
     8.1.2 WRT’s material breach of this Agreement and/or the Master Service Agreement that has not been cured within fifteen (15) days after Sealy has provided WRT with written notice thereof;
     8.1.3 Sealy’s material breach of this Agreement and/or the Master Service Agreement that has not been cured within fifteen (15) days after WRT has provided Sealy with written notice thereof;
     8.1.4 Every written notice under Subsections 8.1.2 and 8.1.3 shall identify the act or omission that constitutes the breach and the particular provision(s) of the Agreement and/or the Master Service Agreement that have been breached;
     8.1.5 Any act or event whereby Sealy or WRT (a) is or becomes a party to any bankruptcy or receivership proceeding or any similar action affecting the financial condition or property of Sealy or WRT, as applicable, if such proceeding has not been dismissed within 30 days, or (b) makes a general assignment for the benefit of creditors.
     8.2 Remedies.
     8.2.1 Upon the occurrence of an Event of Default by WRT, Sealy shall have the following remedies, any one or more of which it may elect: (a) Sealy may cure or attempt to cure the default, in which event WRT shall be liable for Sealy’s cure or attempted cure costs, and Sealy shall be entitled to credit or offset said costs against any obligations that Sealy owes to WRT; (b) Sealy may terminate this Agreement and/or the Master Service Agreement, said termination to be effective upon Sealy’s providing written notice of termination to WRT; (c) if Sealy terminates this Agreement and/or the Master Service Agreement, Sealy may continue to use the WRT Technology in the Systems and may perform or have performed maintenance, repair, updating and other services on the WRT Technology in the Systems; (d) Sealy may pursue any damage or equitable claims it has against WRT under applicable law but only through an arbitration proceeding in accordance with Section 13.3 below, subject to the limitations set forth in Section 11.3 and Section 11.4 below; or (e) Sealy may file an Objection with the Escrow Agent as set out above in Section 2.2; provided, that upon the occurrence of an Event of Default by WRT, WRT shall be entitled to reject any purchase orders placed by Sealy hereunder after such Event of Default, without liability of WRT to Sealy, and Sealy shall be entitled to cancel any purchase orders placed by Sealy hereunder after an Event of Default by WRT pursuant to Section 8.1.1 or 8.1.5, without liability to Sealy.
     8.2.2 Upon the occurrence of an Event of Default by Sealy, WRT shall have the following remedies, any one or more of which it may elect: (a) WRT may cure or attempt to cure the default, in which event Sealy shall be liable for WRT’s cure or attempted cure costs, and WRT shall be entitled to credit or offset said costs against any obligations that WRT owes to Sealy; (b) WRT may terminate this Agreement and/or the Master Service

Agreement, said termination to be effective upon WRT’s providing written notice of termination to Sealy; and (c) WRT may pursue any damage or equitable claims it has against Sealy under applicable law but only through an arbitration proceeding in accordance with Section 13.3 below.
     8.3 Waiver. No delay or failure of either party in exercising any right or remedy hereunder, nor any partial exercise thereof, shall be deemed to constitute a waiver of any right or remedy granted hereunder or at law or equity.
SECTION 9
JOINT DEVELOPMENT
     WRT has developed a unique point of sale interactive technology with a number of potential retail and educational applications. Sealy has expertise in developing and commercializing a wide range of consumer mattresses and related products as well as marketing and distributing those products to retailers throughout North America. WRT and Sealy will continue to collaborate to develop innovative Sealy-based, WRT sales applications that will aim to enhance the shopping experience of Customers while in the retail store. The parties agree to discuss and negotiate ownership of jointly developed intellectual property.
SECTION 10
TERM OF AGREEMENT
     The initial term of this Agreement shall commence upon the full execution of this Agreement and the Ancillary Agreements, and shall continue for three (3) years, subject to automatic renewals for additional one (1) year terms; provided, however, that this Agreement shall expire at the end of the initial term or any renewal term if within sixty (60) days of the end of such term, either party gives notice to the other that it desires to have this Agreement expire at the end of said term.
SECTION 11
INDEMNIFICATION; LIMITATION OF LIABILITY
     11.1 Indemnification by WRT. WRT shall indemnify and hold Sealy harmless against all claims, liabilities, losses, damages and causes of action based on: (a) any claim that WRT Technology, when used by Sealy in accordance with this Agreement, has infringed any U.S. patent, copyright, or other intellectual property rights; (b) an Event of Default by WRT; (c) any claim of death, bodily injury or property damage as a result of WRT’s negligence or breach of its obligations under this Agreement; or (d) any claim that WRT has failed to pay or otherwise has materially breached its obligations to a manufacturer or seller of Equipment for the Systems or to a service provider to whom WRT has subcontracted one or more of its service obligations under the Master Service Agreement.
     11.2 Indemnification by Sealy. Sealy shall indemnify and hold harmless WRT against all claims, liabilities, losses, damages and causes of action based on: (a) a claim that involves the sale or use of Sealy’s products purchased by any party utilizing a System; (b) an Event of Default by Sealy; (c) any claim of death, bodily injury or property damage as a result of Sealy’s negligence or breach of its obligations under this Agreement; or (d) any claim that content developed or provided by Sealy has infringed any U.S. patent, copyright, or other intellectual property rights.
     11.3 Disclaimer of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY (A) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT OR THE OPERATION OR USE OF SYSTEMS, THE EQUIPMENT OR WRT TECHNOLOGY INCLUDING SUCH DAMAGES, WITHOUT LIMITATION, ARISING FROM LOSS OF DATA OR PROGRAMMING, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS, DAMAGE TO EQUIPMENT, AND THIRD PARTY CLAIMS AGAINST ONE PARTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (B) DAMAGES (REGARDLESS OF THEIR NATURE) FOR ANY DELAY OR FAILURE BY WRT TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT DUE TO ANY CAUSE BEYOND WRT’S REASONABLE CONTROL
     11.4 Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE DAMAGES THAT EITHER PARTY MAY RECOVER FROM THE OTHER FOR BREACH OF THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES AND SHALL NOT EXCEED THE SUM OF THE AMOUNTS ACTUALLY RECEIVED BY WRT AND THE AMOUNTS DUE AND OWING TO WRT UNDER THIS AGREEMENT.
SECTION 12
OBLIGATIONS THAT SURVIVE TERMINATION
     The parties recognize and agree that their obligations under Sections 2.3, 2.4, 4.1, 6, 7, 8, 11, 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.10, 13.11, 13.12, and 13.13 of this Agreement shall survive the termination or expiration of this Agreement; provided, that the representations and warranties set forth in Section 7 shall terminate upon the earlier to occur of (i) the date that is three years following the installation of the applicable System, (ii) the termination or expiration of the manufacturer’s Equipment warranty for the applicable System, and (iii) the termination or expiration of the Master Service Agreement.
SECTION 13
GENERAL
     13.1 Force Majeure.
     13.1.1 Neither party hereto shall be liable for failure to perform or delay in the performance of any of its obligations hereunder, when such failure or delay is caused by acts of God, the public enemy, war, acts of the elements, fires, riots, insurrection, civil commotion, governmental acts and regulations or any other circumstance or condition beyond the reasonable control of either party.
     13.1.2 If the performance of either party is affected by any event of Force Majeure, each party shall immediately notify in writing the other giving details of the event. The performance of the party affected by such event of Force Majeure shall be suspended only for as long as the event of Force Majeure and/or its effects on performance hereunder continue(s), but the parties hereto shall consult and will use their commercially reasonable efforts to find alternative means of accomplishing such performance which satisfies the requirements of this Agreement. Immediately upon cessation of the event and its effects on performance hereunder, the party affected by an event of Force Majeure shall notify the other party in writing and shall take steps to recommence or continue the performance that was suspended.
     13.2 Relationship of Parties. WRT and Sealy are independent contractors and no relationship of joint venturer, franchisee/franchisor, or partner is created by this Agreement and/or the Ancillary Agreements.
     13.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the New York.
     13.4 Junta. Sealy and WRT shall each designate two representatives to serve throughout the term of this Agreement as members of a four-person group (the “Junta”), the purpose of which is to identify, consider, and resolve by consensus or majority vote any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the parties of its terms. The Junta shall meet and conduct business regularly at least one meeting on at least an annual basis and specially at such other times as any member of the Junta shall request in order to address a specific matter or matters that he or she believes cannot reasonably be deferred until the next regular meeting. All meetings of the Junta shall be held in person, alternating between Sealy’s offices in North Carolina and WRT’s offices in Minnesota, unless a majority of the members of the Junta decide to hold the meeting at another location or to permit one or more of the members to participate in the meeting by telephone. All special meetings of the Junta may be conducted by telephone or in person. Should any member of the Junta resign, the party that designated the resigning member shall promptly designate a replacement. Each party shall bear the travel and other expenses of its representatives on the Junta, and the parties shall split all other costs of the Junta. No arbitration pursuant to Section 13.5 below may be commenced by either party until at least one meeting on the subject matter of the dispute has been held with at least one member from each Sealy and WRT from the Junta. All offers of settlement or compromise made during deliberations of the Junta shall be subject to Federal Rule of Evidence 408 and similar state rules of evidence and shall not be admissible in any formal arbitration.
     13.5 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the parties of its terms that is not resolved by consensus or majority vote of the Junta in accordance with Section 13.4 may be resolved by binding arbitration initiated by either party and held (i) if the arbitration is initiated by Sealy, in

Minneapolis, Minnesota, or (ii) if the arbitration is initiated by WRT, in Chicago, Illinois. The provisions of Section 13.4 and this Section 13.5 shall be the exclusive dispute resolution procedures for any and all matters arising out of or related to this Agreement pursuant to which any party is seeking an award of money damage.
     13.5.1 Unless the parties agree upon a single person to serve as the arbitrator, each party shall appoint one person to serve as an arbitrator and the two arbitrators selected by the parties shall select a third person to serve as an arbitrator and the three arbitrators shall arbitrate the dispute, controversy or claim.
     13.5.2 The arbitrator(s) may allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). Each party agrees to produce at its expense in Atlanta, Georgia, for deposition (if allowed by the arbitrator(s)) and for testimony at the arbitration hearing any witnesses within its control or in its employment if requested by the other party; provided, however, that neither party shall be required to produce or pay the expenses of more than five (5) witnesses. The arbitrator(s) shall give the parties written notice of their award, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such award if any party so requests within 10 days after the award.
     13.5.3 The arbitrator(s) shall have authority to award relief under legal or equitable principles. The parties shall equally split the arbitrator(s)’ fee and other costs of the arbitration. However, each party shall be solely responsible for any attorneys fees such party incurs pursuant to preparing for and participating in any such arbitration proceeding.
     13.5.4 Judgment upon the award rendered by the arbitrator(s) may be entered by any state or federal court of North Carolina or Minnesota or other court having in personam and subject matter jurisdiction.
     13.6 Export. Each party shall cooperate fully so that prior to exporting or reexporting any Systems, WRT Technology or Equipment the parties will fully comply with all then current laws of the United States including, without limitation, regulations of the United States Office of Export Administration and other applicable U.S. governmental agencies.
     13.7 Entire Agreement; Amendments. This Agreement, together with the Ancillary Agreements and any and all exhibits, schedules and appendices attached hereto and thereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous representations, proposals, agreements, negotiations, advertisements, statements, or understandings, whether oral or written. No amendment to this Agreement shall be binding on either party unless such amendment is in writing and executed by authorized representatives of both parties to this Agreement. No provision of this Agreement shall be deemed waived, amended, discharged or modified orally or by custom, usage or course of conduct unless such waiver, amendment or modification is in writing and signed by an officer of each party hereto.

     13.8 Assignment. Sealy may not assign or transfer its interests, rights or obligations under this Agreement by written agreement, merger, consolidation, operation of law, or otherwise, without the prior written consent of WRT, and any attempt by Sealy to assign this Agreement without WRT’s prior written consent shall be null and void; provided, however, that Sealy shall have the right to assign this Agreement to a successor by merger or a purchaser of all or substantially all of its assets, if said successor or purchaser, as the case may be, agrees in writing at or before said merger or sale to be bound by this Agreement and the Ancillary Agreements. WRT may not assign or transfer its interests, rights or obligations under this Agreement by written agreement, merger, consolidation, operation of law, or otherwise, including without limitation assignment or transfer to the Backup Provider pursuant to the Backup Services Agreement,, without the prior written consent of Sealy, and any attempt by WRT to assign this Agreement without Sealy’s prior written consent shall be null and void; provided, however, that WRT shall have the right to assign this Agreement to a successor by merger or a purchaser of all or substantially all of its assets, if said successor or purchaser, as the case may be, agrees in writing at or before said merger or sale to be bound by this Agreement and the Ancillary Agreements.
     13.9 Compliance with Laws. WRT and Sealy each shall comply with the provisions of all applicable federal, state, county and local laws, ordinances, regulations and codes including, but not limited to, WRT’s and Sealy’s identification and procurement of required permits, certificates, approvals and inspections in WRT’s and Sealy’s performance of this Agreement.
     13.10 Notice. Every notice and other communication by a party that is required or permitted under this Agreement shall be in writing and shall be effective when and only when it has been (a) transmitted by facsimile to the other party at the facsimile number below and also (b) delivered in person, mailed by registered or certified mail, return receipt requested, with proper postage affixed, or delivered by Federal Express or other commercial overnight courier to the other party at the address set forth below:
To Sealy:
Sealy Corporation
Attn: Michael Q. Murray, Vice President — Legal Counsel and Assistant Secretary
One Office Parkway at Sealy Drive
Trinity, NC 27370
Facsimile: (336) 861-3640
To WRT:
Wireless Ronin Technologies, Inc.
Attn: John A. Witham
14700 Martin Drive
Eden Prairie, MN 55344
Facsimile: 952-974-7887

     13.11 Corporate Authority. The parties hereto represent and warrant that the persons signing this Agreement on their behalf have been or will be duly authorized to do so prior to execution and that this Agreement constitutes a valid and binding obligation of the parties hereto.
     13.12 Construction of Agreement. The parties hereto acknowledge and agree that this Agreement in its final, executed form is the result of substantial negotiation and drafting by both parties and that neither party should be favored in the construction, interpretation or application of any provision or ambiguity of this Agreement.
     13.13 Severability. If any one or more of the provisions of this Agreement is for any reason held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired.
     13.14 Counterpart Originals. This Agreement may have two or more counterpart originals which, taken together, shall be considered one and the same document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Jeffrey C. Mack
Name: Jeffrey C. Mack
Title: CEO/President

SEALY CORPORATION

By:	/s/ Michael Q. Murray
Name: Michael Q. Murray
Title: Vice President — Legal Counsel
Assistant Secretary

Exhibit A
Description of Systems
•	SealyTouch™ with Communications
•	32” NEC Touch Screen Monitor (NEC #NEC3210BK w/capacitive touch screen)

•	RoninCast EX Box (HP 7600 3GHZ) with wireless communications card

•	Speaker Unit and cabling

•	Sealy Stand — with POP Display Bracket

•	Ethernet Hub and Linksys Access Point

•	VGX and USB Cabling
•	SealyTouch™ without Communications
•	32” NEC Touch Screen Monitor (NEC #NEC3210BK w/capacitive touch screen)

•	RoninCast EX Box (HP 7600 3GHZ)

•	Speaker Unit and cabling

•	Sealy Stand — with POP Display Bracket

•	VGX and USB Cabling

Exhibit B

WIRELESS RONIN ®
   TECHNOLOGIES
14700 Martin Drive
Eden Prairie, MN 55344
P: (952) 224-8110
F: (952) 974-7887
INVOICE
Invoice Number:
ml02
Invoice Date:
Nov 4, 2005
Page:
1

Sold To:	Ship to:
Sealy Inc.
One Office Parkway
Trinity, NC 27370

Customer ID	Customer PO	Payment Terms
00085	PO #1 Beta Test	Net 30 Days

Sales Rep ID	Shipping Method	Ship Date	Due Date
	Airborne		12/4/05

Quantity	Item	Description	Unit Price	Extension
27.00	STS-3210-N	Sealy Touch Stand Unit-No	*	*
		Communication	*	*
27.00		Installation	*	*
1.00		Content creation

	Subtotal	*
	Sales Tax	*
	Total Invoice Amount	*
Check/Credit Memo No: 391522	Payment/Credit Applied	*

	TOTAL	*

* Confidential portion omitted and filed separately with the SEC.

WIRELESS RONIN ®
     TECHNOLOGIES
14700 Martin Drive
Eden Prairie, MN 55344
P: (952) 224-8110
F: (952) 974-7887
INVOICE
Invoice Number:

Invoice Date:
Nov l5, 2005
Page:
1

Sold To:	Ship to:
Sealy Inc.
One Office Parkway
Trinity, NC 27370

Customer ID	Customer PO	Payment Terms
00085	Beta #2	Net 30 Days

Sales Rep ID	Shipping Method	Ship Date	Due Date
Scott Koller	UPS Ground		12/15/05

Quantity	Item	Description	Unit Price	Extension
25.00	STS-3210-N	Sealy Touch Stand Unit-No Communication	*	*
25.00	INS-001-NC	Sealy Touch Screen Installation-No Communication	*	*

	Subtotal	*
	Sales Tax	*
	Total Invoice Amount	*
Check/Credit Memo No: 391522	Payment/Credit Applied	*

	TOTAL	*

* Confidential portion omitted and filed separately with the SEC.

Schedule 1.2
Installation Sites for Beta Test

Location Name	Install Date	Address	City	State	Zip
Mattress Firm	10-Apr-06	10012 West FM 1960 Bypass, Unit D	Humble	TX	77338
Mattress Firm	10-Apr-06	1340 Lake Woodlands Dr, Suite B	Woodlands	TX	77380
Mattress Firm	10-Apr-06	7105 FM 1960 West	Houston	TX	77069
Mattress Firm	10-Apr-06	5000 Westheimer #320	Houston	TX	77056
Mattress Firm	10-Apr-06	5815 Gulf Freeway	Houston	TX	77023
Slumberland	11-Apr-06	2121 Frontage Rd.	Waite Park	MN	56387
Macy’s	11-Apr-06	4125 Cleveland Ave,	Ft. Myers	FL	33901
Macy’s	11-Apr-06	600 South Gate Plaza,	Sarasota	FL	34329
Macy’s	11-Apr-06	298 Westshore Plaza,	Tampa	FL	33609
Macy’s	11-Apr-06	2201 E. Fowlr Ave,	Tampa	FL	33612
Macy’s	11-Apr-06	1800 9th Street N.,	Naples	FL	34102
Boston/Carsons	12-Apr-06	3232 LAKE AVE. SUITE 330	Wilmette	IL	60091
Boston/Carsons	12-Apr-06	830 E. GOLF RD.	Shaumburg	IL	60173
Boston/Carsons	12-Apr-06	2 YORKTOWN MALL	Lombard	IL	60148
Slumberland	12-Apr-06	7801 Xerxes Ave. S.	Bloomington	MN	55431
Boston/Carsons	12-Apr-06	404 S. Route 59, Suite 128	Naperville	IL	60540
Slumberland	12-Apr-06	1755 County Rd. D	Maplewood	MN	55109
American TV	13-Apr-06	5355 NW 86th St	Johnston	IA	50131
American TV	13-Apr-06	4750 Grande Market Drive	Appleton	WI	54913
Boston/Carsons	13-Apr-06	18615 W. BLUEMOUND RD.	Brookfield	WI	53045
American TV	13-Apr-06	W229N1400 Westwood Drive	Waukesha	WI	53185
American TV	13-Apr-06	2404 W. Beltline Hwy	Madison	WI	53713
Slumberland	13-Apr-06	1536 E. Army Post Rd	Des Moines	IA	50320

Schedule 2.1
Unit Price

Cost
Sealy TouchTM			3000
without Communications	Part #	Description	Units
Sealy Touch™ Stand Unit —NEC	STS-3210-N	Sealy Touch™ Stand Unit-Complete unit without communications	*
Sealy Touch™ Installation — NEC	INS-3210-N	Site visit, complete installation including shipping	*
		Total*:	*

Cost
Sealy TouchTM			3000
with Communications	Part #	Description	Units
Sealy Touch™ Stand Unit — DSL	STS-3210-D	Sealy Touch™ Stand Unit-Complete unit with internet communications	*
Sealy Touch™ Installation — DSL	INS-3210-D	Site visit, complete installation including shipping	*
		Total*:	*

* Confidential portion omitted and filed separately with the SEC.

Schedule 3.1
Installation Site Preparation Procedures
SealyTouch™ Stand Unit Installation
Pre-Installation Checklist
For successful SealyTouch™ installation each retail location must adhere to the following for implementation success:
1.	Six weeks prior to installation, Wireless Ronin Technologies, Inc must have complete site information. This includes the following information:
a.	Retail chain name

b.	Shipping Address (Street, City, State, Zip Code).

c.	Store Phone Number

d.	Site Contact Information. (Mattress Department Manager)

e.	Site Contact’s Business and/or Cell Phone Number to Aid in Receiving Shipment.
2.	Prior to installation, Wireless Ronin Technologies, Inc requests that the following criteria and considerations have been fulfilled:
a.	Placement of the unit has been determined prior to our arrival onsite.

b.	Power requirements for the unit have been met. Power requirements are standard 110 volt dual plug 20-amp service at each location.

c.	Network requirements have been met. (Depending on retail chain). Each DSL installation location will be required to have an operable DSL or Cable Modem line for network communication.
3.	During Installation, Wireless Ronin Technologies, Inc requests the following while the SealyTouch Installer is on-site.
a.	A clear area to assemble the SealyTouch™ unit away from high traffic areas, loud noises, or an environment otherwise considered unsafe for electronics. (Damp, wet, or areas affected by weather).

b.	A two hour time period for installation without interruptions. (note: Most installations will take place in approximately 1 hour).
4.	Upon completion of the installation, Wireless Ronin Technologies, Inc requests the retail location has an area to dispose of empty boxes, and packaging material. The technician will be responsible for removing trash from the store provided an area is available.